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          EXHIBIT 11 -  Computation of Earnings Per Share




            Item 6(a)
            Exhibit 11

            Computation of Earnings per Share
            United Industrial Corporation and Subsidiaries


                                            Three Months Ended         Six Months Ended
                                                June 30                     June 30

                                             1994          1993         1994         1993

      Primary:

        Average shares outstanding      12,258,693    12,258,693   12,258,693    12,258,693

        Net income (loss)               $1,408,000    $1,725,000   $2,462,000  $(14,732,000)

        Earnings (loss) per share           $  .11        $  .14       $  .20        $(1.20)


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